Exhibit 99.1

For release: Nov. 4, 2019	Contact: Brian Dingerdissen
Investor Relations
O: 610.645.1191
BJDingerdissen@AquaAmerica.com

Gretchen Toner
Communications
O: 610.645.1175
GMToner@AquaAmerica.com

Aqua America reports financial results for Q3 2019

•	PA ALJ renders recommended decision on Peoples transaction

•	Aqua signs agreement with DELCORA for largest municipal acquisition in company’s history

BRYN MAWR, Pa. – Aqua America Inc. (NYSE: WTR) today reported results for the third quarter ended Sept. 30, 2019.

Operating results

Revenues for the quarter were $243.6 million, an increase of 7.7 percent compared to $226.1 million in the third quarter of 2018. Rates and customer growth from both acquisitions and organic growth were the largest contributors to the increase in revenues.

Operations and maintenance expenses increased to $82.0 million for the third quarter of 2019 compared to $68.6 million in the third quarter of 2018. Employee-related costs, Peoples transaction-related expenses and growth-related costs were the principal contributors to the increase in operations and maintenance expenses. Without the impact from current and prior year items, such as a favorable regulatory liability adjustment recognized in the third quarter of 2018 and the non-recurring Peoples transaction-related expenses and acquisition costs in the third quarter 2019, the expense growth rate would have been in line with our historic expectations.

Net income for the third quarter 2019 was $88.5 million (GAAP) or $0.38 per share (GAAP), compared to $78.2 million or $0.44 per share for the third quarter 2018, an increase in net income of 13.1 percent from the prior year. Excluding the Peoples transaction-related items and the additional shares issued through the April 2019 offerings, adjusted income in the third quarter of 2019 was $85.6 million (non-GAAP) or $0.48 per share (non-GAAP), an increase in adjusted income of 9.4 percent from the prior year. Increases from rates, customer growth and volume contributed to the strong performance in net income. Please refer to the reconciliation of GAAP to non-GAAP financial measures later in this press release for additional information on Aqua’s use of non-GAAP financial measures as a supplement to its GAAP results.

“The company’s financial performance of our water business in the third quarter was strong, reflecting the initial recovery of our infrastructure investment in Pennsylvania from its recently completed rate proceeding. We also announced an agreement with DELCORA, which represents the largest municipal acquisition in our history. Lastly, the company was pleased with the recommended decision from the Administrative Law Judge regarding the Peoples transaction and now awaits a full review by the Pennsylvania Public Utility Commission,” said Aqua America Chairman and CEO Christopher Franklin.

For the first nine months of 2019, the company reported revenues of $663.7 million compared to $632.3 million in the same period of 2018, an increase of 5.0 percent. Operations and maintenance expenses for the first three quarters of 2019 were $247.8 million compared to $216.1 million in 2018. Adjusted for the Peoples-related transaction items, growth-related expenses, and non-recurring expenses from 2018, the growth rate of operations and maintenance expenses would have been in line with Aqua’s historic expectations.

As of Sept. 30, 2019, Aqua reported year-to-date net income of $160.3 million (GAAP) or $0.76 per share (GAAP) compared to $195.6 million (GAAP) or $1.10 per share (GAAP) reported through the same period of 2018. Excluding the impact of the Peoples transaction, adjusted income for the first nine months of 2019 was $202.1 million (non-GAAP) or $1.13 per share (non-GAAP), compared to $195.6 million (non-GAAP) or $1.10 (non-GAAP) in 2018. Please refer to the reconciliation of GAAP to non-GAAP financial measures later in this press release for additional information on Aqua’s use of non-GAAP financial measures as a supplement to its GAAP results.

Dividend

On Oct. 31, 2019, Aqua America’s board of directors declared a quarterly cash dividend of $0.2343 per share of common stock. This dividend will be payable on Dec. 1, 2019 to shareholders of record on Nov. 15, 2019. Aqua has paid a consecutive quarterly cash dividend for more than 74 years.

Peoples acquisition regulatory update

Peoples is a natural gas distribution utility, serving approximately 740,000 customers in Western Pennsylvania, Kentucky and West Virginia. In March 2019, Aqua received regulatory approval for the Peoples transaction from the Kentucky Public Service Commission, and in April 2019, the company received approval from the West Virginia Public Service Commission. On June 26, 2019, the company filed a settlement agreement in the matter pending before the Pennsylvania Public Utility Commission. All but two of the interveners to the case have entered into or chosen not to oppose the settlement agreement. On Oct. 28, 2019, the administrative law judge rendered a recommended decision concluding that Aqua is technically, legally and financially fit to assume control of Peoples; that the acquisition of Peoples will affirmatively promote the service, accommodation, convenience or safety of the public in some substantial way; and recommends that the Pennsylvania Public Utility Commission issue all approvals necessary for Aqua to carry out the acquisition of Peoples. The Commission will review the administrative law judge’s recommendation and then issue a final order that is subject to appeal if a party so chooses. Aqua now expects the Peoples acquisition will close in late 2019 or early 2020.

In July 2019, Peoples filed a settlement agreement for its rate case with the Pennsylvania Public Utility Commission. Peoples filed for a rate increase in January and reached an agreement on a $59.5 million increase. On Oct. 3, 2019 the Pennsylvania Public Utility Commission adopted the recommended decision, and new rates became effective Oct. 29, 2019.

Water utility acquisition growth

On Sept. 17, 2019, Aqua America announced its Pennsylvania subsidiary, Aqua Pennsylvania Wastewater, signed an asset purchase agreement with the Delaware County Regional Water Quality Control Authority (DELCORA) to acquire the municipal authority’s wastewater assets for $276.5 million. The pending transaction is subject to Pennsylvania Public Utility Commission approval.

DELCORA serves a population of approximately 500,000 people in 42 municipalities in Southeast Pennsylvania. Aqua estimates that this represents the equivalent of 165,000 retail customers. The customer base consists of retail, commercial and industrial customers and large wholesale agreements with municipal authorities. Its assets include 168 miles of combined and separate sewer mains, 14 miles of large-diameter force mains, and a 50-million gallon-per-day wastewater treatment plant.

Aqua has signed purchase agreements for other municipal water and wastewater acquisitions that are expected to add 22,600 customers to the Aqua family in 2019 and early 2020 and approximately $110 million in expected rate base. This includes a signed purchase agreement to acquire the water system of Campbell, Ohio, a utility with approximately 3,200 customer connections. In addition, Aqua has closed one small privately owned regulated system in Virginia and signed a purchase agreement for another regulated utility system in Illinois this year. The pipeline of potential water and wastewater municipal acquisitions the company is actively pursuing represents approximately 275,000 total customers. The company remains on track to grow customers between 2 and 3 percent in 2019.

Capital expenditures

Aqua invested $401.6 million in the first nine months of the year to improve its infrastructure systems. To replace and expand its water and wastewater utility infrastructure, the company expects to invest more than $550 million in 2019 and approximately $1.4 billion through 2021. The capital investments made to rehabilitate and expand the infrastructure of the communities Aqua serves are critical to its mission of protecting and providing Earth’s most essential resource.

Rate activity

To date in 2019, the company’s state subsidiaries in Illinois, New Jersey, North Carolina, Ohio, and Pennsylvania have received rate awards or infrastructure surcharges totaling an estimated increase to annualized revenues of $59.8 million. Additionally, the company currently has two rate case proceedings pending in Indiana totaling $63,000.

Reaffirms 2019 Aqua standalone guidance highlights

Excluding Peoples transaction-related items, the effect of the April 2019 offerings of common equity and tangible equity units on earnings per share and earnings impacts from Peoples post-closing, the following reaffirms Aqua’s 2019 full-year guidance:

•	Adjusted income per diluted common share (non-GAAP) of $1.45 to $1.50

•	Infrastructure investments of approximately $550 million in 2019 for communities served by Aqua

•	Infrastructure investments of approximately $1.4 billion through 2021 in existing operations to rehabilitate and strengthen systems

•	Rate base compound annual growth rate of 7 percent through 2021

•	Total customer growth of between 2 and 3 percent

•	Closing of Peoples acquisition expected to occur in late 2019 or early in 2020

Please refer to the reconciliation of GAAP and non-GAAP financial measures later in this press release for additional information on Aqua’s use of non-GAAP financial measures as a supplement to its GAAP results.

Aqua America does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

Earnings Call Information

Date: Nov. 5, 2019

Time: 11 a.m. EST (please dial in by 10:45 a.m.)

Webcast and slide presentation link: http://ir.aquaamerica.com/events.cfm

Replay Dial-in #: 888.203.1112 (U.S.) & +1 719.457.0820 (International)

Confirmation code: 9337082

The company’s conference call with financial analysts will take place on Tuesday, Nov. 5, 2019 at 11 a.m. Eastern Standard Time. The call and slide presentation will be webcast live so that interested parties may listen over the internet by logging on to AquaAmerica.com and following the link for Investor Relations. The webcast will be archived in the Investor Relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on Nov. 5, 2019 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 9337082). International callers can dial +1 719.457.0820 (pass code 9337082).

About Aqua America

Aqua America is the second-largest publicly traded water utility based in the U.S., and serves more than 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America’s common stock is listed on the New York Stock Exchange under the ticker symbol WTR. Visit AquaAmerica.com for more information.

Forward-looking statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the guidance range of adjusted income per diluted common share for the fiscal year ending in 2019; the projected total customer growth rate for 2019; the anticipated amount of capital investment in 2019; the anticipated amount of capital investment from 2019 through 2021; the company’s anticipated rate base growth from 2019 through 2021; the company’s ability to secure all approvals from the Pennsylvania Public Utility Commission for the closing of the Peoples acquisition; the company’s expected timing of closing of the Peoples acquisition; and the company’s ability to close its pending acquisitions. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: the continuation of the company’s growth-through-acquisition program; the company’s ability to successfully complete its acquisition of Peoples in a timely manner; the company’s continued ability to adapt itself for the future and build value by fully optimizing company assets; general economic business conditions; the company’s ability to fund needed infrastructure; housing and customer growth trends; unfavorable weather conditions; the success of certain cost-containment initiatives; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to successfully close municipally owned systems presently under agreement; the company’s ability to continue to deliver strong results; the company’s ability to grow its dividend, add shareholder value and to grow earnings; municipalities’ willingness to privatize their water and/or wastewater utilities; the company’s ability to control expenses and create and maintain efficiencies; the company’s ability to successfully complete its acquisition of Peoples in a timely manner; the company’s ability to acquire municipally owned water and wastewater systems listed in its “pipeline”; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Aqua America’s business, please refer to Aqua America’s annual, quarterly and other SEC filings. Aqua America is not under any obligation - and expressly disclaims any such obligation—to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRF

Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating revenues	$243,626	$226,137	$663,650	$632,344

Operations and maintenance expense	$82,022	$68,624	$247,781	$216,085

Net income	$88,489	$78,216	$160,316	$195,645

Basic net income per common share	$0.38	$0.44	$0.76	$1.10
Diluted net income per common share	$0.38	$0.44	$0.76	$1.10

Basic average common shares outstanding	232,053	177,923	209,971	177,876
Diluted average common shares outstanding	232,464	178,357	210,335	178,347

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating revenues	$243,626	$226,137	$663,650	$632,344

Cost & expenses:
Operations and maintenance	82,022	68,624	247,781	216,085
Depreciation	39,489	37,457	118,113	110,037
Amortization	444	199	(2,140)	478
Taxes other than income taxes	15,201	15,564	45,038	45,360

Total	137,156	121,844	408,792	371,960

Operating income	106,470	104,293	254,858	260,384

Other expense (income):
Interest expense	32,643	25,403	92,239	72,664
Interest income	(9,680)	(44)	(18,117)	(111)
Allowance for funds used during construction	(4,613)	(3,066)	(12,280)	(8,510)
Change in fair value of interest rate swap agreements	—	—	23,742	—
Loss on debt extinguishment	—	—	18,920	—
Gain on sale of other assets	(175)	(261)	(443)	(598)
Equity earnings in joint venture	(135)	(215)	(1,918)	(1,508)
Other	1,494	325	4,293	1,365

Income before income taxes	86,936	82,151	148,422	197,082
Provision for income taxes (benefit)	(1,553)	3,935	(11,894)	1,437

Net income	$88,489	$78,216	$160,316	$195,645

Net income per common share:
Basic	$0.38	$0.44	$0.76	$1.10
Diluted	$0.38	$0.44	$0.76	$1.10

Average common shares outstanding:
Basic	232,053	177,923	209,971	177,876

Diluted	232,464	178,357	210,335	178,347

Aqua America, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

The Company is providing disclosure of the reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures “adjusted income” and “adjusted diluted income per common share” provide investors the ability to measure the Company’s financial operating performance by adjustment, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other companies. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its historical financial results.

This reconciliation includes a presentation of “adjusted income” and “adjusted diluted income per common share.” Both of these amounts are non-GAAP financial measures and have been adjusted to exclude the following:

(1) Transaction-related expenses for the Company’s pending Peoples acquisition, which consists of costs of $2,496 recorded as operations and maintenance expenses for the three months ended September 30, 2019 and $21,886 for the nine months ended September 30, 2019, primarily representing expenses associated with obtaining regulatory approvals, investment banking fees, legal expenses, and integration planning. Additionally, mark-to-market fair value adjustments of $23,742 for the nine months ended September 30, 2019 associated with our interest rate swap agreements for debt issued related to this transaction are included in transaction-related expenses. The interest rate swap agreements were settled on April 24, 2019, which coincided with the debt financings to partially fund the Peoples acquisition. Further, expenses of $871 for the three months ended September 30, 2019 and $19,825 for the nine months ended September 30, 2019 associated with the refinancing of existing debt that occurred in May 2019 are included in transaction-related expenses;

(2) Pre-acquisition interest expense of $4,757, net of interest income of $2,757 for the three months ended September 30, 2019 and $8,249, net of interest income of $4,931 for the nine months ended September 30, 2019, commencing in the second quarter of 2019 for funds borrowed for our pending acquisition of Peoples since the acquisition for which the funds were borrowed for is not yet complete;

(3) On April 26, 2019, the Company issued $313,500 of notes so as to complete an early extinguishment of $313,500 of existing debt on May 18, 2019. The Company incurred overlapping net interest expense during this 22-day period of $452, based on interest expense incurred of $858, net of interest income earned of $406;

(4) Interest income earned on the proceeds received from our April 2019 equity offerings of common shares and tangible equity units;

(5) The income tax impact of the non-GAAP adjustments described above; and

(6) The effect on average diluted shares outstanding of the shares issued in April 2019 for our common share and tangible equity unit issuances for our acquisition of Peoples since the acquisition for which the equity offerings were issued for is not yet complete.

These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable Securities and Exchange Commission regulations. These non-GAAP financial measures are derived from our consolidated financial information, and should only be used as a supplement to our GAAP disclosures, and should not be considered as a substitute for measures of financial performance prepared in accordannce with GAAP.

The following reconciles our GAAP results to the non-GAAP information we disclose :

	Quarter Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income (GAAP financial measure)	$88,489	$78,216	$160,316	$195,645
Adjustments:
(1) Transaction-related expenses for the Peoples transaction	3,367	—	65,453	—
(2) Pre-acquisition interest expense for funds borrowed for acquisition of Peoples, net	2,000	—	3,318	—
(3) Overlapping net interest expense on refinanced debt	—	—	452	—
(4) Interest income earned on proceeds from April 2019 equity offerings	(9,071)	—	(16,479)	—
(5) Income tax effect of non-GAAP adjustments	810	—	(10,926)	—

Adjusted income (Non-GAAP financial measure)	$85,595	$78,216	$202,134	$195,645

Net income per common share (GAAP financial measure):
Basic	$0.38	$0.44	$0.76	$1.10
Diluted	$0.38	$0.44	$0.76	$1.10

Adjusted income per common share (Non-GAAP financial measure):
Diluted	$0.48	$0.44	$1.13	$1.10

Average common shares outstanding:
Basic	232,053	177,923	209,971	177,876

Diluted	232,464	178,357	210,335	178,347

Average common shares outstanding:
Shares used in calculating diluted net income per common share	232,464	178,357	210,335	178,347
(6) Adjustment for effects of April 2019 common share issuance	(37,370)	—	(22,039)	—
(6) Adjustment for effects of April 2019 tangible equity unit issuance	(16,270)	—	(9,595)	—

Shares used in calculating adjusted diluted income per common share (Non-GAAP financial measure)	178,824	178,357	178,701	178,347

Aqua America, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measure

(In thousands, except per share amounts)

(Unaudited)

The Company is providing disclosure of the reconciliation of the Company’s outlook of the non-GAAP financial measure “adjusted diluted income per common share” to the most comparable GAAP financial measure “diluted net income per common share.” The Company believes that the non-GAAP financial measure “adjusted diluted income per common share” for Aqua’s 2019 full-year guidance provides investors the ability to measure the Company’s future financial operating performance by adjustment, which is more indicative of the Company’s future performance and is more comparable to measures reported by other companies. The Company further believes that the presentation of this non-GAAP financial measure is useful to investors as a more meaningful way to compare the Company’s future operating performance against its historical financial results.

This presentation assumes that the Peoples acquisition closing occurs after 2019. In the event that closing occurs in late 2019, diluted net income per common share would then be expected to be lower for the full year 2019, and the Peoples transaction-related expenses and other adjustments on a per share basis would be expected to be higher by the corresponding amount.

This reconciliation includes a presentation of the non-GAAP financial measure “adjusted diluted income per common share” for Aqua’s 2019 full-year guidance and has been adjusted to exclude the following:

(1) Transaction-related expenses for the Company’s pending Peoples acquisition, which consists of costs primarily representing expenses associated with obtaining regulatory approvals, investment banking fees, legal expenses, and integration planning. Additionally, mark-to-market fair value adjustments associated with our interest rate swap agreements for debt issued related to this transaction are included in transaction-related expenses. The interest rate swap agreements were settled on April 24, 2019, which coincided with the debt financings to partially fund the Peoples acquisition. Further, included in transaction-related expenses is the expense associated with the refinancing of existing debt that occurred in May 2019, pre-acquisition interest expense, net, and overlapping net interest expense;

(2) The dilutive effect of common share and tangible equity unit offerings of April 2019 to partially fund the Peoples acquisition; and

(3) The income tax impact of the non-GAAP adjustments described above.

This financial measure is a measure of the Company’s operating performance that does not comply with U.S. generally accepted accounting principles (GAAP), and is thus considered to be a “non-GAAP financial measure” under applicable Securities and Exchange Commission regulations. The non-GAAP financial measure is provided to supplement the Company’s GAAP outlook and should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP.

The following reconciles Aqua’s 2019 full-year guidance GAAP outlook to the non-GAAP information that we have provided:

Diluted net income per common share for Aqua’s full year 2019 guidance (GAAP financial measure)	$1.02 to $1.06
Adjustments:
(1) Transaction-related expenses for the Peoples transaction	$0.39 to $0.42
(2) Dilutive effect from equity offerings	$0.13 to $0.14
(3) Income tax effect of non-GAAP adjustments	$(0.09) to $(0.12)

Adjusted diluted income per common share for Aqua’s full year 2019 guidance (Non-GAAP financial measure)	$1.45 to $1.50

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	September 30, 2019	December 31, 2018
Net property, plant and equipment	$6,196,952	$5,930,326
Current assets	2,178,893	147,172
Regulatory assets and other assets	965,125	886,998

Total assets	$9,340,970	$6,964,496

Total equity	$3,862,562	$2,009,364
Long-term debt, excluding current portion, net of debt issuance costs	2,898,298	2,398,464
Current portion of long-term debt and loans payable	188,116	159,994
Other current liabilities	164,007	238,983
Deferred credits and other liabilities	2,227,987	2,157,691

Total liabilities and equity	$9,340,970	$6,964,496